Exhibit 99.1

THE HOME DEPOT ANNOUNCES FOURTH QUARTER AND FISCAL 2009 RESULTS;

Declares Dividend Increase and Provides Fiscal 2010 Outlook

ATLANTA, Feb 23, 2010 -- The Home Depot®, the world’s largest home improvement retailer, today reported sales for the fourth quarter of fiscal 2009 of $14.6 billion, a 0.3 percent decrease from the fourth quarter of fiscal 2008. Total company comparable store sales for the fourth quarter grew 1.2 percent. Comparable store sales for U.S. stores were negative 1.1 percent.

Earnings per diluted share from continuing operations for the fourth quarter were $0.18, compared to earnings per diluted share from continuing operations of $0.00 in the fourth quarter of fiscal 2008. Fourth quarter 2009 earnings per diluted share from continuing operations reflect a $163 million pre-tax write-down of the Company’s investment in HD Supply.

Excluding the write-down of the Company’s investment in HD Supply, earnings from continuing operations were $402 million for the fourth quarter of fiscal 2009, an increase of 22.9 percent from adjusted earnings from continuing operations of $327 million in the fourth quarter of fiscal 2008. On an adjusted basis, earnings per diluted share from continuing operations were $0.24 for the fourth quarter of fiscal 2009, an increase of 26.3 percent from the same period in 2008.

Fiscal 2009 fourth quarter consolidated net earnings were $342 million, or $0.20 per diluted share, compared with a net loss of $54 million, or a $0.03 loss per diluted share, for the same period in fiscal 2008. Consolidated net earnings include $41 million of earnings from discontinued operations arising from the Company’s working capital settlement agreement with HD Supply.

Fiscal 2009

Sales for fiscal 2009 were $66.2 billion, a decline of 7.2 percent from fiscal 2008. Total company comparable store sales for the year declined 6.6 percent, and comps for U.S. stores were negative 6.2 percent for the year.

Earnings per diluted share from continuing operations in fiscal 2009 were $1.55, compared to $1.37 per diluted share from continuing operations in fiscal 2008, an increase of 13.1 percent. Excluding strategic charges recorded earlier in the year and the write-down of the Company’s investment in HD Supply, adjusted earnings per diluted share from continuing operations for fiscal 2009 were $1.66. (Editors’ Note: See attached chart for full explanation of charges.)

For fiscal 2009, consolidated net earnings per diluted share increased 17.2 percent to $1.57 on consolidated net earnings of $2.7 billion, compared to consolidated earnings per diluted share of $1.34 on net earnings of $2.3 billion in fiscal 2008.

“Despite the tough economic environment, we were able to make solid progress against our key initiatives in 2009,” said Frank Blake, chairman & CEO. “For the year, we grew U.S. share by more than 100 basis points; we continued to restructure our distribution network, with our Rapid Deployment Centers now serving more than 65 percent of our U.S. store base; and we enhanced overall customer service as measured by third party surveys.”

In the fourth quarter, the Company’s sales performance was driven by gains in kitchen and bath, paint, flooring and plumbing as well as its international businesses.

“In the face of a very tough selling environment, our associates did an amazing job in 2009,” said Blake. “Their hard work and dedication made these accomplishments possible.”

Fourth Quarter Dividend Increase

The Company today announced that its board of directors declared a 5 percent increase in its quarterly cash dividend to 23.625 cents per share. “For the first time since 2006, the board has increased the dividend, a testament to our confidence in the Company’s strategic initiatives and our commitment to returning capital to our shareholders,” said Blake. “It is our intent to increase our dividend every year. Our longer-term targeted dividend payout ratio is 40 percent.” The dividend is payable on March 25, 2010, to shareholders of record on the close of business on March 11, 2010. This is the 92nd consecutive quarter the Company has paid a cash dividend.

2010 Financial Outlook (based on GAAP)

The Company gave the following guidance for fiscal 2010:

Fiscal 2010 Guidance (based on GAAP results):

o	Sales growth: approximately 2.5 percent
o	Comparable store sales growth: approximately 2.5 percent
o	New stores: 6 net new
o	Gross margin expansion: modest
o	Expense leverage: modest
o	Operating margin: approximately 8 percent
o	Tax rate: approximately 37 percent
o	EPS from continuing operations growth: approximately 15.5 percent to $1.79
o	Does not include the impact of share repurchases
o	Capital expenditures: approximately $1.25 billion
o	Depreciation and amortization expense: approximately $1.75 billion
o	Cash flow from the business: approximately $5.4 billion
o	Share repurchases: intend to use excess cash to repurchase shares

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the fourth quarter, the Company operated a total of 2,244 retail stores, which included 1,976 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico, the territory of the U.S. Virgin Islands and the territory of Guam), 179 stores in Canada, 79 stores in Mexico and 10 stores in China. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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To provide clarity, internally and externally, about the Company’s operating performance for the recently completed fiscal quarter and year, the Company supplemented its reporting with non-GAAP financial measures to reflect the impact of the store rationalization charges, business rationalization charges, related restructuring charges and investment impairment charges. The Company believes that these non-GAAP financial measures better enable management and investors to understand and analyze the Company’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measures can be found in the attached press release and at earnings.homedepot.com.

Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, commodity price inflation and deflation, implementation of store initiatives, continuation of reinvestment plans, net earnings performance, earnings per share, stock-based compensation expense, capital allocation and expenditures, liquidity, the effect of adopting certain accounting standards, return on invested capital, management of our purchasing or customer credit policies, the effect of accounting charges, the planned recapitalization of the Company, timing of the completion of the recapitalization, the ability to issue debt securities on terms and at rates acceptable to us, impact of cannibalization, store openings and closures and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 1, 2009, and in Part II, Item 1A, “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2009.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Financial Community	News Media
Diane Dayhoff	Paula Drake
Vice President of Investor Relations	Sr. Manager, Corporate Communications
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS AND YEARS ENDED JANUARY 31, 2010 AND FEBRUARY 1, 2009

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase	Years Ended		% Increase
	1-31-10	2-1-09	(Decrease)	1-31-10	2-1-09	(Decrease)
NET SALES	$14,569	$14,607	(0.3)%	$66,176	$71,288	(7.2)%
Cost of Sales	9,556	9,647	(0.9)	43,764	47,298	(7.5)

GROSS PROFIT	5,013	4,960	1.1	22,412	23,990	(6.6)
Operating Expenses:
Selling, General and Administrative	3,869	4,251	(9.0)	15,902	17,846	(10.9)
Depreciation and Amortization	417	443	(5.9)	1,707	1,785	(4.4)

Total Operating Expenses	4,286	4,694	(8.7)	17,609	19,631	(10.3)

OPERATING INCOME	727	266	173.3	4,803	4,359	10.2
Interest and Other (Income) Expense:
Interest and Investment Income	(3)	(5)	(40.0)	(18)	(18)	—
Interest Expense	161	139	15.8	676	624	8.3
Other	163	163	—	163	163	—

Interest and Other, net	321	297	8.1	821	769	6.8

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION (CREDIT) FOR INCOME TAXES	406	(31)	N/M	3,982	3,590	10.9
Provision (Credit) for Income Taxes	105	(29)	N/M	1,362	1,278	6.6

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	301	(2)	N/M	2,620	2,312	13.3
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	41	(52)	N/M	41	(52)	N/M

NET EARNINGS (LOSS)	$342	$(54)	N/M %	$2,661	$2,260	17.7%

Weighted Average Common Shares	1,679	1,681	(0.1)%	1,683	1,682	0.1%
BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.18	$—	N/M	$1.56	$1.37	13.9
BASIC EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	$0.02	$(0.03)	N/M	$0.02	$(0.03)	N/M
BASIC EARNINGS (LOSS) PER SHARE	$0.20	$(0.03)	N/M	$1.58	$1.34	17.9
Diluted Weighted Average Common Shares	1,691	1,686	0.3%	1,692	1,686	0.4%
DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.18	$—	N/M	$1.55	$1.37	13.1
DILUTED EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	$0.02	$(0.03)	N/M	$0.02	$(0.03)	N/M
DILUTED EARNINGS (LOSS) PER SHARE	$0.20	$(0.03)	N/M	$1.57	$1.34	17.2

SELECTED HIGHLIGHTS (1)	Three Months Ended		% Increase	Years Ended		% Increase
	1-31-10	2-1-09	(Decrease)	1-31-10	2-1-09	(Decrease)
Number of Customer Transactions	288	282	2.1%	1,274	1,272	0.2%
Average Ticket (actual)	$50.01	$50.87	(1.7)	$51.76	$55.61	(6.9)
Weighted Average Weekly Sales per Operating Store (in thousands)	$494	$485	1.9	$563	$601	(6.3)
Square Footage at End of Period	235	238	(1.3)	235	238	(1.3)
Capital Expenditures	$398	$436	(8.7)	$966	$1,847	(47.7)
Depreciation and Amortization (2)	$442	$470	(6.0)%	$1,806	$1,902	(5.0)%

(1)	Includes continuing operations only.
(2)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

N/M—Not Meaningful

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 31, 2010 AND FEBRUARY 1, 2009

(Amounts in Millions)

	1-31-10	2-1-09
	(Unaudited)	(Audited)
ASSETS
Cash and Short-Term Investments	$1,427	$525
Receivables, net	964	972
Merchandise Inventories	10,188	10,673
Other Current Assets	1,321	1,192

Total Current Assets	13,900	13,362

Property and Equipment, net	25,550	26,234
Goodwill	1,171	1,134
Other Assets	256	434

TOTAL ASSETS	$40,877	$41,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$4,863	$4,822
Accrued Salaries and Related Expenses	1,263	1,129
Current Installments of Long-Term Debt	1,020	1,767
Other Current Liabilities	3,217	3,435

Total Current Liabilities	10,363	11,153

Long-Term Debt	8,662	9,667
Other Long-Term Liabilities	2,459	2,567

Total Liabilities	21,484	23,387

Total Stockholders’ Equity	19,393	17,777

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,877	$41,164

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS ITEMS EXCLUDING CERTAIN ADJUSTMENTS (NON-GAAP)

FOR THE THREE MONTHS AND YEARS ENDED JANUARY 31, 2010 AND FEBRUARY 1, 2009

(Unaudited)

(Amounts in Millions Except Per Share Data)

	Three Months Ended 1-31-10			Year Ended 1-31-10
	Actuals	Adjustment(1)	As Adjusted (Non-GAAP)	Actuals	Adjustments(2)	As Adjusted (Non-GAAP)
Net Sales	$14,569	$—	$14,569	$66,176	$221	$65,955
Gross Profit	5,013	—	5,013	22,412	28	22,384
Total Operating Expenses	4,286	—	4,286	17,609	174	17,435
Operating Income	727	—	727	4,803	(146)	4,949
Interest and Other, net	321	163	158	821	163	658
Earnings from Continuing Operations	301	(101)	402	2,620	(191)	2,811
Earnings from Discontinued Operations, Net of Tax	41	—	41	41	—	41
Net Earnings	$342	$(101)	$443	$2,661	$(191)	$2,852
Diluted Earnings Per Share from Continuing Operations	$0.18	$(0.06)	$0.24	$1.55	$(0.11)	$1.66
Diluted Earnings Per Share from Discontinued Operations	$0.02	$—	$0.02	$0.02	$—	$0.02
Diluted Earnings Per Share	$0.20	$(0.06)	$0.26	$1.57	$(0.11)	$1.69

	Three Months Ended 2-1-09			Year Ended 2-1-09
	Actuals	Adjustments(2)	As Adjusted (Non-GAAP)	Actuals	Adjustments(2)	As Adjusted (Non-GAAP)
Net Sales	$14,607	$—	$14,607	$71,288	$—	$71,288
Gross Profit	4,960	(20)	4,980	23,990	(30)	24,020
Total Operating Expenses	4,694	367	4,327	19,631	921	18,710
Operating Income	266	(387)	653	4,359	(951)	5,310
Interest and Other, net	297	163	134	769	163	606
Earnings (Loss) from Continuing Operations	(2)	(329)	327	2,312	(684)	2,996
Loss from Discontinued Operations, Net of Tax	(52)	—	(52)	(52)	—	(52)
Net Earnings (Loss)	$(54)	$(329)	$275	$2,260	$(684)	$2,944
Diluted Earnings Per Share from Continuing Operations	$—	$(0.20)	$0.19	$1.37	$(0.41)	$1.78
Diluted Loss Per Share from Discontinued Operations	$(0.03)	$—	$(0.03)	$(0.03)	$—	$(0.03)
Diluted Earnings (Loss) Per Share	$(0.03)	$(0.20)	$0.16	$1.34	$(0.41)	$1.75

Note: Certain amounts in Diluted Earnings Per Share may not foot due to rounding.

(1)	Adjustment is comprised of a charge to write-down the Company's investment in HD Supply.
(2)	Adjustments are comprised of store rationalization charges related to the closing of 15 stores and the removal of 50 stores from our future growth pipeline, business rationalization charges related to the exit of EXPO, THD Design Center, Yardbirds and HD Bath businesses, as well as net sales, gross profit and operating expenses of those exited businesses during the period from closing announcement to actual closing, charges related to restructuring of support functions and investment impairment charges.